SUBORDINATED PROMISSORY NOTE


   $12,000,000                                                  March 4, 1996
                                                      Los Angeles, California


        FOR VALUE RECEIVED, MCC ACQUISITION CORPORATION, a Delaware corporation ("Company") promises to pay to HOLIDAY HOLDING CORP., a Texas corporation ("Holder"), or its registered assigns, the principal sum of Twelve Million Dollars ($12,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at the rate specified in
   Section 2. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the third anniversary of the date hereof, or
   (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or become automatically due and payable in accordance with the terms hereof.

        The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

             1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

                  (a) "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement, dated as of March 4, 1996, among Company, Holder, Harley-Davidson, Inc., Holiday World, Inc. (California), Holiday World, Inc. (Texas), Holiday World, Inc. (Florida), Holiday World, Inc. (Oregon), Holiday World, Inc. (Indiana), Holiday World, Inc. (Washington), Holiday World, Inc. (New Mexico) and Parent.

                  (b) "Company" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

                  (c) "Credit Agreement" shall mean that certain Credit Agreement, dated as of March 5, 1996, among Parent, the financial institutions named therein, and BT Commercial Corporation, as Agent for such financial institutions, as it may be supplemented, amended, extended, amended and restated or otherwise modified from time to time, together with any credit, loan or note purchase agreement replacing or refinancing such the obligations thereunder.

                  (d)  "EBITDA" shall mean for any fiscal year the net income
   (loss) of Company (excluding extraordinary gains and non-cash extraordinary losses) for such fiscal year (i) plus all interest expense, tax expense, depreciation and amortization (including amortization of goodwill and other intangibles) for such period, (ii) less gains or plus losses attributable to any fixed asset sales in the period, and (iii) plus or minus any other non-cash charges which have been subtracted or added in calculating consolidated net income for the period.

                  (e) "Event of Default" has the meaning given in Section 5 hereof.

                  (f) "Excess Cash Flow" shall mean for any fiscal year EBITDA of Company for such fiscal year minus (or plus) any increases (or decreases) in working capital, minus the sum of the following items for that year: (i) interest expense paid in cash, (ii) taxes paid in cash,
   (iii) principal payments on or mandatory redemptions of indebtedness, (iv) capital expenditures paid in cash; and (v) environmental cleanup expenditures paid in cash but not deducted in the determination of net income.

                  (g) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

                  (h) "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

                  (i) "Net Cash Proceeds" shall mean, with to any sale, transfer or other voluntary or involuntary disposition of any assets of Company (other than the sale of inventory or worn out or obsolete equipment in the ordinary course of business), the aggregate amount of cash consideration actually received by Company (including cash received in payment of any delayed purchase price or upon a release from an escrow or holdback, but only upon the actual receipt of such cash) in connection with such transaction after deduction of (i) all reasonable and customary fees, costs and expenses directly incurred by Company in connection therewith, including without limitation, reasonable and customary finders fees and reasonable fees and expenses of counsel, (ii) environmental clean-up costs (or reserves with respect to estimated costs thereof) associated or required in connection with the assets disposed of, and
   (iii) any tax liability associated therewith.

                  (j) "Parent" shall mean Monaco Coach Corporation, a Delaware corporation.

                  (k) "Permitted Liens" shall mean and include: (i) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iv) Liens securing obligations under a capital lease if such lease is permitted hereunder and such Liens do not extend to property other than the property leased under such capital lease; (v) Liens upon any equipment acquired or held by Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment; (vi) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property; (vii) Liens constituting rights of set off or banker's liens, whether statutory or contractual, in favor of depository institutions at which Company maintains bank accounts in the ordinary course of business; (viii) Liens consisting of negative pledges on the assets of Company pursuant to the terms of the Credit Agreement;
   (ix) Liens on inventory (and accessions thereto and replacements and proceeds thereof) in favor of financial institutions providing financing of inventory, but only to the extent that such Liens secure such financing; and (x) existing Liens set forth on Schedule 1 hereto.

                  (l) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                  (m) "Senior Guarantee" shall mean that certain Guarantee, dated as of March 5, 1996, executed by Company in favor of BT Commercial Corporation, as Agent under the Credit Agreement, as it may be supplemented, amended, extended, amended and restated or otherwise modified from time to time, or any other guarantee required of obligations under the Credit Agreement.

                  (n) "Senior Indebtedness" shall mean all amounts owing from time to time under the terms of the Senior Guarantee and shall include all of the obligations under the Credit Agreement which are the subject of the Senior Guarantee.

             2.   Interest Payments.

             (a) Rate of Interest. Interest shall accrue on the outstanding principal balance of this Note at a rate equal to the prime lending rate announced from time to time by Bankers Trust Company minus one-half of one percent (0.5%), such rate to change from time to time as such prime lending rate changes.

             (b) Payments. Interest on this Note shall be payable in the amount of Thirty Thousand Dollars ($30,000) on each March 31, June 30, September 30 and December 31; provided that (i) on March 31, 1996, the payment shall be prorated based upon the number of days in the calendar quarter then ending and the number of days from (but not including) the date hereof through (and including) March 31, 1996, and (ii) if the interest accrued and unpaid on any such date is less than Thirty Thousand Dollars ($30,000), the amount payable shall be the amount then accrued and unpaid. Interest accrued, but not paid according to the preceding sentence, shall continue to accrue until paid upon the maturity of this Note or as set forth in Section 3 hereof.

             3.   Prepayments.

             (a) Mandatory Prepayments. Company shall make mandatory prepayments of this Note (i) on April 30 of each year commencing with April 30, 1997, in an amount equal to fifty percent (50%) of Excess Cash Flow determined for the then most recently ended fiscal year; and (ii) within two (2) business days after Company actually receives any Net Cash Proceeds, in an amount equal to the lesser of (A) the Net Cash Proceeds actually received and (B) the outstanding unpaid principal and interest payable under this Note. Any such prepayment will be applied first to interest accrued and unpaid on this Note and second, if the amount of the prepayment exceeds the amount of all such accrued and unpaid interest, to the payment of principal of this Note.

             (b) Optional Prepayments. Company may prepay this Note voluntarily in whole or in part at any time and any such prepayment will be applied first to interest accrued and unpaid on this Note and second, if the amount of the prepayment exceeds the amount of all such accrued and unpaid interest, to the payment of principal of this Note.

             4.   Certain Covenants.

             (a) Negative Pledge. While any amount is outstanding under the Note, without the prior written consent of Holder, the Company shall not create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

             (b) Dividends, Etc. Until all of the obligations hereunder are paid in full, Company shall not (i) make any dividends or distributions on its capital stock or (ii) make any payments to Parent in respect of corporate services rendered.

             5. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

             (a) Failure to Pay. Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note within five (5) days of the date due; or

             (b) Breach of Covenants. Company shall fail to observe or perform the covenants set forth in Section 4 of this Note or any other covenant or agreement set forth herein; or

             (c) Voluntary Bankruptcy or Insolvency Proceedings. Company or Parent shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

             (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or Parent or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or Parent or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

             (e) Payment Demand. The maturity of the Senior Indebtedness shall have been accelerated by the holder(s) thereof pursuant to the terms of the Credit Agreement and such holder(s) have made demand under the Senior Guarantee; or

             (f) Sale of Parent. The Parent shall sell, assign, transfer or otherwise dispose of all or substantially all of its assets (other than the grant of security interests therein).

             6. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 5(c) and 5(d)) and at any time thereafter during the continuance of such Event of Default, Holder may by written notice to Company, declare all outstanding obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(c) and 5(d), immediately and without notice, all outstanding obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

             7. Subordination. THIS NOTE IS SUBORDINATED AS AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF MARCH 5, 1996, AMONG HOLDER AND BT COMMERCIAL CORPORATION, AS AGENT FOR CERTAIN FINANCIAL INSTITUTIONS.

             8. Successors and Assigns. Subject to the restrictions on transfer described in Section 11 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

             9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and Holder.

             10. Transfer of this Note. Transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue.

             11. Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to Company, provided that such successor corporation acquires all or substantially all of Company's property and assets and Holder's rights hereunder are not impaired.

             12. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Asset Purchase Agreement or on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

             13. Payment. Payment shall be made in lawful tender of the United States.

             14. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

             15. Expenses; Waivers. If action is instituted to collect this Note, Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

             16. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of law provisions of the State of Indiana or of any other state.


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             IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

                                 MCC ACQUISITION CORPORATION,
                                 a Delaware corporation


                                 By:

                                 Name:

                                 Title: